Exhibit 99.2

LEHMAN BROTHERS

GUARANTEE OF LEHMAN BROTHERS HOLDINGS INC.

To: Evergreen Solar, Inc.

As an inducement to you for, and in consideration of, obligation to return to company shares of common stock lent by the company under the stock lending agreement reflected in attached does (all of which are hereinafter referred to as the “Obligations”) to LEHMAN BROTHERS INTERNATIONAL (EUROPE) (hereinafter called the “Borrower”) upon such terms and in such amounts as the Borrower may negotiate with and obtain from you, we do hereby absolutely and unconditionally guarantee to you, your successors, endorsees, and assigns, the payment by the Borrower of its Obligations to you, your successors, endorsees, and assigns, now existing, or which hereafter may be contracted or existing, as the same shall respectively become due (whether at maturity, by acceleration, or otherwise), together with accrued interest and charges, and we agree to reimburse you for all expenses including reasonable attorney’s fees of enforcing or obtaining or endeavoring to enforce or obtain payment thereof. Notwithstanding the foregoing, our obligations hereunder with respect to your successors and assigns shall be subject to compliance with applicable law.

This Guarantee is absolute and unconditional without limitation as to monetary amount or duration. We shall have no right of subrogation with respect to any payments we make under this Guarantee until all Obligations of the Borrower to you are paid in full.

This Guarantee is a guarantee of payment, and not of collection, and you may exercise your rights hereunder against us without first having to take any action against the Borrower, or any other guarantor. We agree that this Guarantee shall continue to be effective, or be reinstated, as the case may be, in the event the payment of any of the Obligations or any part thereof is rescinded or must be otherwise restored or returned by you upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, trustee or similar officer for the Borrower or any substantial part of its property.

We hereby waive diligence, presentment, protest, demand of any kind in connection with the delivery, acceptance, performance, default or enforcement of this Guarantee.

This Guarantee shall be binding upon us, our successors and assigns.

This Guarantee will remain in full force and effect until the first to occur of (a) a notice by us to you that we are terminating the Guarantee or (b) none of the Obligations remain outstanding. Termination of this Guarantee shall not affect our liability hereunder as to the obligations incurred or arising out of transactions entered into prior to the termination hereof.

At such time as this Guarantee is delivered to you, this Guarantee shall entirely supersede and replace any other guarantee previously delivered by us or any of our affiliates to you with regard to the Obligations of the Borrower, and no previously delivered guarantee with regard thereto shall be honored by us or any of our affiliates, successors or assigns.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

IN WITNESS WHEREOF, I have hereunto set my hand on June 26, 2008.

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ James J. Killerlane III
Name:	James J. Killerlane III
Title:	Vice President
Date:	June 26, 2008

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